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                 September 20, 2021

       Meg Broderick
       General Counsel
       Desktop Metal, Inc.
       63 3rd Avenue
       Burlington, Massachusetts 01803

                                                        Re: Desktop Metal, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed September 15,
2021
                                                            File No. 333-259564

       Dear Ms. Broderick:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Emily E. Taylor